                                                                     Exhibit 4.1

                               AMENDMENT AGREEMENT

                  AMENDMENT AGREEMENT dated as of November 12, 1996, between Medex, Inc., an Ohio corporation (the "Company"), and The Huntington National Bank (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent have heretofore executed and entered into a Rights Agreement dated as of October 12, 1996, between the Company and the Rights Agent (the "Rights Agreement"), setting forth the terms of the Company's common share purchase Rights (as defined in the Rights Agreement);

                  WHEREAS, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement pursuant to the provisions of
Section 26 of the Rights Agreement; and

                  WHEREAS, all acts and things necessary to make this Amendment Agreement a valid, legal and binding instrument of the Company and the Rights Agent have been duly done, performed and fulfilled, and the execution and delivery hereof by each of the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent, respectively.

                  NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

                  1. Pursuant to Section 26 of the Rights Agreement, Section 1(c) of the Rights Agreement is hereby amended to add the following sentence at the end of such Section:

                  "The foregoing notwithstanding, neither Furon Company ("Purchaser") nor any of its Affiliates or Associates shall be deemed to be the "Beneficial Owner" of, or to "beneficially own," any securities which such Person may, directly or indirectly, acquire or have the right to vote or dispose of, or may be deemed to have the right to acquire, to vote or to dispose of, as a result of the transactions contemplated by that certain Agreement and Plan of Merger among Purchaser, Furon Company and the Company (the "Merger Agreement"), including without limitation (A) securities acquired as a result of the "Offer" and the "Merger" (as such terms are defined in the Merger Agreement), (B) securities acquired from officers and directors of the Company as contemplated by Section (6.16) of the Merger Agreement and (C) securities acquired pursuant to the Company Option Agreement contemplated by Section (6.18) of the Agreement."

                  2. This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

                  3. In all respects not inconsistent with the terms and provisions of this Amendment Agreement, the Rights Agreement is hereby ratified and confirmed. In executing and delivering this Amendment Agreement, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                            MEDEX, INC.

/s/                                By:/s/ Bradley P. Gould

--------------------------            --------------------------------
Name:                              Name: Bradley P. Gould
Title:                             Title: President and CEO

Attest:                            THE HUNTINGTON NATIONAL BANK

/s/                                By:/s/ Mark A. Dunn

--------------------------            ----------------------------------
Name:                              Name: Mark A. Dunn
Title:                             Title:  Trust Officer